Exhibit 99.01








Release Date:  February 13, 2004             Contact:  Craig A. Creaturo
                                             Chief Accounting Officer
                                             and Treasurer
                                             724/352-4455
                                             ccreaturo@ii-vi.com
                                             Homepage:  www.ii-vi.com


                            II-VI INCORPORATED
                    TERMINATES SHAREHOLDER RIGHTS PLAN


PITTSBURGH, PA, February 13, 2004 -- II-VI Incorporated (NASDAQ NMS:
IIVI) announced that its Board of Directors has voted to terminate its Shareholder Rights Plan which was adopted in 2001. The Company will buy back the rights at the redemption price of one cent ($0.01) per right.
As of February 6, 2004, there were approximately 14.3 million rights outstanding. Shareholders of record at the close of business on February 27, 2004 will receive this distribution within two to three weeks of the record date in a distribution similar to a dividend payment.

Headquartered in Saxonburg, Pennsylvania, II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company's infrared optics business manufactures optical and opto-electronic components sold under the II-VI and Laser Power brand names and are used primarily in high-power CO2 lasers. The Company's near-infrared optics business manufactures near-infrared and visible light products for industrial, scientific and medical instruments and laser gain material and products for solid-state YAG and YLF lasers at the Company's VLOC subsidiary. The Company's military infrared optics business manufactures infrared products for military applications under the Exotic Electro-Optics brand name. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detection materials and products for use in medical, industrial, environmental and scientific applications. The Company's Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries.

CONTACT: Craig A. Creaturo, Chief Accounting Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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